Exhibit 99.2

Gladstone Commercial Corporation Announces Conditional Redemption of all Outstanding Shares of its Series A and Series B Preferred Stock and Intention to Redeem Series C Preferred Stock

McLean, VA, May 16, 2016: Gladstone Commercial Corporation (NASDAQ: GOOD) (the “Company”) today announced the conditional redemption of all outstanding shares of its $25.0 million 7.75% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”), and its $31.6 million 7.5% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) and its intention to redeem its $38.5 million 7.125% Series C Cumulative Term Preferred Stock (the “Series C Preferred Stock”). These optional redemptions are contingent upon the closing of an offering of a new series of cumulative redeemable preferred stock on or prior to June 13, 2016, with net proceeds to the Company sufficient to effect the redemptions, with priority given to the Series C Preferred Stock, then the Series A Preferred Stock, and then the Series B Preferred Stock. The Company may waive the contingencies with respect to the redemptions of one or more series, may authorize partial redemptions of one or more series and may cancel any redemptions at its sole discretion.

Notices of redemption on a conditional basis will be sent and publicized with respect to both the Series A Preferred Stock and Series B Preferred Stock, each with a conditional redemption date of June 15, 2016 at a redemption price of $25.00 per share plus all accrued and unpaid dividends. We intend to send notices of redemption for Series C Preferred Stock following the closing of the Company’s preferred stock offering and the receipt of sufficient funds to redeem the Series C Preferred Stock.

About Gladstone Commercial Corporation: Gladstone Commercial is a real estate investment trust focused on acquiring, owning and operating net leased industrial and office properties across the United States. Gladstone Commercial’s real estate portfolio consists of 99 properties located in 24 states, totaling approximately 11.0 million square feet. For additional information please visit www.gladstonecommercial.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, which are based upon the Company’s current expectations and are inherently uncertain, including forward-looking statements with respect to the offering and the redemptions. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future. Such statements speak only as of the time when made and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future.

SOURCE: Gladstone Commercial Corporation

Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5878.